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                                   EXHIBIT 12

                           FOSTER WHEELER CORPORATION

 STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
        COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS
                                    ($000's)

                                                                     Fiscal Year

                                       ------------------------------------------------------------------------
                                       1997             1996             1995             1994             1993
                                       ----             ----             ----             ----             ----
Earnings:
Net (Loss)/Earnings                  $ (10,463)       $  82,240        $  28,534           65,410        $  57,704
Taxes on Income                          5,229           44,626           41,129           41,457           39,114
Total Fixed Charges                     84,541           74,002           60,920           45,412           43,371
Capitalized Interest                   (10,379)          (6,362)          (1,634)            (467)            (213)
Capitalized Interest Amortized           2,184            2,528            2,273            2,189            2,180
Equity Earnings of non-
consolidated associated
companies accounted for by
the equity method, net of Dividends     (9,796)          (1,474)          (1,578)            (623)            (883)
                                     ---------        ---------        ---------        ---------        ---------

Fixed Charges:                       $  61,316        $ 195,560        $ 129,644        $ 153,378        $ 141,273
Interest Expense
Capitalized Interest                 $  54,675        $  54,940        $  49,011        $  34,978        $  33,558
Imputed Interest on non-                10,379            6,362            1,634              467              213
capitalized lease payment
                                        19,487           12,700           10,275            9,967            9,600
                                     ---------        ---------        ---------        ---------        ---------
                                     $  84,541        $  74,002        $  60,920        $  45,412        $  43,371
Ratio of Earnings to Fixed
Charges                                   0.73             2.64             2.13             3.38             3.26




*There were no preferred shares outstanding during any of the periods indicated and therefore the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for each period indicated.